Offer by

Neuberger Berman High Yield Strategies Fund Inc.

to Purchase for Cash
Up to 25% of its Outstanding Shares
of Common Stock

THE FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 2020, UNLESS THE OFFER IS EXTENDED.

THE FUND’S OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON THE FUND OBTAINING FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK (AS DEFINED HEREIN) BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “INTRODUCTION” AND “THE OFFER – CONDITIONS TO THE OFFER.”

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS OR ITS CLOSED-END FUNDS COMMITTEE (TOGETHER, THE “BOARD”) IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF COMMON STOCK (“STOCKHOLDER”) AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON STOCK IN THE OFFER. EACH STOCKHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS BOARD.

SHARES OF COMMON STOCK TENDERED IN THE OFFER THAT BECAUSE OF PRORATION ARE NOT PURCHASED WILL BE RETURNED AT OUR EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

Important Stockholder Information

If you wish to tender all or any part of your shares of Common Stock, you should either (i) if you have Common Stock registered in the name of a broker or other nominee (“Nominee Holder”), request your broker, dealer, commercial bank, trust company or other Nominee Holder to effect the transaction for you; , or (ii)(a) deliver such Common Stock pursuant to the procedures for book-entry transfers set forth in the section “The Offer – Procedure for Tendering Common Stock” prior to the expiration date of the Offer or (b) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC (“American Stock Transfer” or the “Depositary”), the depositary for the Offer. If you have Common Stock registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Common Stock.

To tender your Common Stock, you must follow the procedures described in the materials enclosed herewith. The Fund may reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offer appears on pages 1-4 hereof.

If you have questions about the Offer, you can contact AST Fund Solutions, LLC, the information agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from the information agent, or your broker or other Nominee Holder.

IF YOU DO NOT WISH TO TENDER YOUR COMMON STOCK, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

November 10, 2020

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Table of Contents

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SUMMARY TERM SHEET

This summary term sheet is a brief description of the material provisions of the offer being made by Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (the “Fund”), to purchase for cash up to 25% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) (the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”). The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 96% of the net asset value per share (“NAV”), as determined by the Fund, in accordance with its pricing procedures, upon the close of regular trading on the New York Stock Exchange (“NYSE”) on December 10, 2020, or such later date to which the Offer is extended (the “Per Share Amount”).

The following are some of the questions you, as a Stockholder of the Fund, may have and answers to those questions. You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.

How Many Shares Of Common Stock Is The Fund Offering To Purchase?

The Fund is offering to purchase up to 25% of its outstanding shares of Common Stock (the “Offer Amount”). If the number of shares of Common Stock properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Common Stock tendered. If more shares of Common Stock than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional shares of Common Stock). Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date of the Offer. Stockholders may obtain such preliminary information from AST Fund Solutions, LLC, the information agent for the Offer (the “Information Agent”), and may be able to obtain such information from their broker or other Nominee Holder. Stockholders cannot be assured that all of their tendered Common Stock will be repurchased. Common Stock tendered in the Offer that is not purchased because of proration will be returned at our expense to you or to other persons at your discretion. See “The Offer – Terms of the Offer; Expiration Date.”

How Much Are You Offering To Pay For My Common Stock And What Is The Form Of Payment? Will I Have To Pay Any Fees Or Commissions?

The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 96% of the NAV as determined by the Fund at the close of regular trading on the NYSE on December 10, 2020, or such later date to which the Offer is extended. On November 2, 2020, the NAV of the Fund was $11.78 and the market price was $10.79, representing a discount of -8.40%. Of course, the NAV and market price can change every business day and the relevant values of each may be different on the day the Offer expires. The Fund’s NAV and market price is available as of each business day at www.nb.com. See “The Offer – Terms of the Offer; Expiration Date,” and “The Offer – Acceptance for Payment and Payment.”

If you own Common Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Common Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. The fee charged by your broker or other Nominee Holder may be more than the total amount of brokerage fees, commissions or similar expenses that such broker or other Nominee Holder may charge you for selling your shares in the secondary market. You should consult your broker or other Nominee Holder to determine whether any such charges will apply.

If you tender your Common Stock to us in the Offer, you will not have to pay us any brokerage fees, commissions or similar expenses.

What Is The Market Value Of My Common Stock As Of A Recent Date?

On November 2, 2020, the closing price of a share of Common Stock of the Fund on the NYSE American was $10.79 and the Fund’s NAV was $11.78, which represented a discount of -8.40%. Of course, the NAV and market price can change every business day. We advise you to obtain a recent quotation of the market price and NAV for Common Stock before deciding whether to tender your Common Stock. The Fund’s NAV and market price is available as of each business day at www.nb.com. See “The Offer – Terms of the Offer; Expiration Date.”

How Long Do I Have To Decide Whether To Tender My Common Stock In The Offer?

The Fund’s Offer will expire at 5:00 P.M., New York City time, on December 10, 2020, unless the Offer is extended. If you hold your Common Stock directly, you have until that time to decide whether to tender your Common Stock in the Offer and submit the required documentation to the Depositary.

If your Common Stock is registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Common Stock in the Offer before 5:00 P.M., New York City time, on December 10, 2020 in order to allow such Nominee Holder time to tender your shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Common Stock and provide to such Nominee Holder any other required materials.

The Fund may extend the Offer at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the new expiration date. See “—Can The Offer Be Extended And Under What Circumstances” and “—How Will I Be Notified If The Offer Is Extended?”

Does The Fund Have The Financial Resources To Make Payment?

Yes. Assuming the Fund purchases the Offer Amount at 96% of the November 2, 2020 NAV, the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $55,251,001 for the Fund. The Fund intends to use cash on hand and may also sell portfolio securities to pay the purchase price for Common Stock tendered. See “The Offer – Source and Amount of Funds.” The Fund does not anticipate borrowing money to finance the purchase of Common Stock in the Offer.

How Do I Tender My Common Stock In The Offer?

To tender Common Stock in the Offer, if your Common Stock is held in street name by your broker or other Nominee Holder, such nominee can tender your Common Stock through The Depository Trust Company. Otherwise, if you hold shares directly in your name, you must deliver a completed Letter of Transmittal to American Stock Transfer & Trust Company, LLC (the “Depositary”) not later than the time the Offer expires. See “The Offer – Procedure for Tendering Common Stock.”

May I Place Any Condition On My Tender Of Common Stock?

No. You can choose the number of shares you want to tender but cannot place any conditions on your tender of such shares of Common Stock.

When And How Will I Be Paid For My Tendered Common Stock In The Offer?

The Fund will pay for all validly tendered and not withdrawn Common Stock, subject to the proration provisions noted in the Offer, promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in “The Offer – Conditions to the Offer.” The Fund, however, does reserve the right, in its sole discretion, to delay payment for Common Stock pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans and Proposals of the Fund; Regulatory Approvals.” The Fund will pay for your validly tendered and not withdrawn Common Stock by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Stock will be made only after timely receipt by the Depositary of the Common Stock, a properly completed and duly executed Letter of Transmittal or, for Common Stock held in street name, confirmation of a book-entry transfer of such Common Stock, and any other required documents (as described in “The Offer – Procedure for Tendering Common Stock”).

Until What Time Can I Withdraw Tendered Common Stock In The Offer?

You can withdraw tendered Common Stock at any time until the Offer has expired and, if the Fund has not agreed to accept your Common Stock for payment by January 11, 2021, you can withdraw them at any time after such time until the Fund accepts Common Stock for payment. See “The Offer – Withdrawal Rights.”

If your Common Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Stock.

How Do I Withdraw Tendered Common Stock In The Offer?

To withdraw tendered Common Stock, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent) with the required information to the Depositary, while you have the right to withdraw the Common Stock. If your Common Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Stock.

Withdrawals of tenders of Common Stock may not be rescinded, and any Common Stock validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Stock may be retendered by following one of the procedures described in the section “The Offer – Procedure for Tendering Common Stock” of this Offer to Purchase at any time prior to the expiration date. See “The Offer – Withdrawal Rights.”

Will I Have To Pay Taxes If The Fund Purchases My Common Stock In The Offer?

Generally, your sale of Common Stock pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For federal income tax purposes, your sale of Common Stock for cash will be treated either as (1) a sale or exchange of your Common Stock or (2) a distribution with respect to your Common Stock potentially taxable as a dividend. See “The Offer – Material Tax Considerations.”

You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.

What Is The Purpose Of The Offer?

The Fund is making the Offer to provide Stockholders with an alternate source of liquidity. In approving the Offer, the Fund’s Board of Directors and/or its Closed-End Funds Committee (together, the “Board”) considered a number of factors, including: the economic condition of the investment markets; that the Offer could increase liquidity for Stockholders in a manner that balances the interests of tendering and non-tendering Stockholders; that the Offer could provide Stockholders with the opportunity to tender all or a portion of their shares of Common Stock at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Stockholders who remain invested in the Fund; that the Offer may assist in narrowing the discount to NAV at which the shares of Common Stock trade; the results of the Fund’s 2019 Annual Meeting of Stockholders, where Stockholders voted to approve a non-binding proposal asking the Board to consider a self-tender offer; and that Neuberger Berman Investment Advisers LLC, the Fund’s investment manager, recommended the Offer to the Board in connection with entering into a standstill agreement with Saba Capital Management, L.P. The Board also considered the potential impact of the Offer on the Fund’s ability to implement its investment strategies and achieve its investment objective. After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board determined to authorize this Offer. See “The Offer – Purpose of the Offer.”

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Common Stock. Stockholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Common Stock and, if so, how many shares of Common Stock to tender.

What Are The Most Significant Conditions To The Offer?

The Offer is not conditioned upon the Fund obtaining financing or upon any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to other conditions, which may be waived at the Fund’s discretion. See “The Offer – Conditions to the Offer.”

Is There A Limit On The Common Stock I May Tender?

No. You can choose to tender all of your shares of Common Stock. However, the Fund will only accept for tender 25% of its outstanding shares of Common Stock.

If I Decide Not To Tender My Common Stock In The Offer, How Will The Offer Affect My Common Stock?

If you decide not to tender your Common Stock, you will still own the same number of shares of Common Stock, and the Fund will still be a closed-end, registered investment company listed on the NYSE American, but your Common Stock will represent a larger percentage of the Fund’s outstanding shares of Common Stock after the Offer is completed. If you choose to remain invested in the Fund you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to any payment for tendered Common Stock. These risks may include greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of shares of Common Stock repurchased, and may have an adverse effect on the Fund’s investment performance. The purchase of Common Stock in the Offer may reduce the number of Stockholders and will reduce the number of shares of Common Stock that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Common Stock the public holds. See “The Offer – Certain Effects of the Offer.”

Can The Offer Be Extended And Under What Circumstances?

The Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied. See “The Offer – Extension of Tender Period; Termination; Amendment.”

How Will I Be Notified If The Offer Is Extended?

If we decide to extend the Offer, we will inform the Depositary and Information Agent for the Offer of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See “The Offer – Extension of Tender Period; Termination; Amendment.”

Who Can I Talk To If I Have Questions About The Offer?

You can call AST Fund Solutions, LLC, the Information Agent for the Offer, at (877) 478-5039 (toll free).

To the Holders of Shares of Common Stock:

INTRODUCTION

Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (the “Fund”), hereby offers to purchase for cash up to 25% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) (the “Offer”). The Offer is upon the terms and subject to the conditions set forth in this Offer to Purchase and the Fund’s Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute “Offer Documents”). The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 96% of the net asset value per share (“NAV”) as determined by the Fund, in accordance with its pricing procedures, upon the close of regular trading on the New York Stock Exchange (the “NYSE”) on December 10, 2020, or such later date to which the Offer is extended (the “Per Share Amount”).

The Offer is being extended to all holders of Common Stock (“Stockholders”) of the Fund and is not conditioned upon the receipt of financing or upon any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to the conditions described in “The Offer – Conditions to the Offer.”

Common Stock tendered in the Offer that, because of proration, is not purchased will be returned at our expense to you or to other persons at your discretion.

Neither the Fund nor its Board of Directors or its Closed-End Funds Committee (together, the “Board”) is making any recommendation to any Stockholder as to whether to tender or refrain from tendering Common Stock in the Offer. Each Stockholder is urged to read the Offer Documents carefully in evaluating the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

Stockholders who determine not to tender their Common Stock in the Offer should consider that the Fund will not be limited in its right to issue additional shares of Common Stock and other equity securities in the future. In determining whether to tender Common Stock pursuant to the Offer, Stockholders should also consider the possibility that they may be able to sell their Common Stock currently and in the future on the NYSE American or otherwise at a net price higher than the Per Share Amount. The Fund can give no assurance, however, as to the price at which a Stockholder may be able to sell their Common Stock at any particular point in time. See “The Offer – Certain Effects of the Offer.”

The Fund’s Common Stock is listed and traded on the NYSE American under the ticker symbol “NHS.” As of November 2, 2020, the Fund had 19,540,585 outstanding shares of Common Stock; its NAV was $11.78; and its closing market price on the NYSE American was $10.79.

You are urged to obtain current market quotations for the Common Stock. Stockholders may contact AST Fund Solutions, LLC the information agent for the Offer (“Information Agent”), at (877) 478-5039 (toll free) to obtain NAV quotations for the Common Stock prior to 5:00 P.M., New York City time, on the expiration date.

If you own Common Stock through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Common Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The fee charged by your broker or other Nominee Holder to tender your Common Stock may be more than the total amount of brokerage fees, commissions or similar expenses that such broker or other Nominee Holder may charge you for selling your Common Stock in the secondary market.

You will not be obligated to pay the Fund brokerage fees, commissions or, except as set forth in “The Offer – Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Common Stock pursuant to the Offer.

The Fund will pay all charges and expenses of American Stock Transfer & Trust Company, LLC the depositary (the “Depositary”) and AST Fund Solutions, LLC, the Information Agent, incurred in connection with the Offer. See “The Offer – Fees and Expenses.” You may be subject to federal income tax on the receipt of cash for your Common Stock purchased by us pursuant to the Offer. In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal, you may be subject to federal backup withholding on the gross proceeds otherwise payable to you pursuant to the Offer. Certain non-U.S. Stockholders who fail to provide to the Depository a completed and signed IRS Form W-8BEN, W-8BEN-E or W-8IMY) may be subject to 30% (or lower treaty rate) federal income tax withholding on those proceeds. See “The Offer – Material Tax Considerations.”

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Common Stock, you need not take any action.

THE OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay cash for up to 25% of the Fund’s outstanding shares of Common Stock (the “Offer Amount”), or 4,885,146 shares of Common Stock in the aggregate, validly tendered and not withdrawn prior to the Expiration Date (as defined below). The Fund reserves the right to extend the Offer to a later Expiration Date. The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 96% of the NAV as determined by the Fund, in accordance with its pricing procedures, at the close of regular trading on the NYSE on December 10, 2020, or such later date to which the Offer is extended. You can obtain current NAV quotations from AST Fund Solutions, LLC, the Information Agent for the Offer, by calling (877) 478-5039 (toll free) during normal business hours. Stockholders tendering Common Stock shall be entitled to receive all dividends declared (and for which a record date will have occurred) on or before the Expiration Date, but not yet paid on Common Stock tendered pursuant to the Offer. See “The Offer – Price Range of Common Stock; Dividends.” Under no circumstances will interest be paid on the tender price for tendered Common Stock, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Stock.

If the Common Stock tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Common Stock so tendered. In such a case, Stockholders in the Fund’s Distribution Reinvestment Plan (the “DRIP”) who properly tender all their Common Stock and do not withdraw such tender, will be deemed to have given instructions under the DRIP to receive their last distribution in cash. If more than the Offer Amount for the Fund is tendered pursuant to the Offer and not withdrawn, the Fund will purchase the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional shares of Common Stock) based on the number of shares of Common Stock properly tendered and not withdrawn by each Stockholder prior to the Expiration Date. Common Stock tendered in the Offer that is not purchased because of proration will be returned at our expense to you or to other persons at your discretion. Stockholders in the DRIP who want to tender all their Common Stock should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Common Stock received through the DRIP. See “The Offer – Acceptance for Payment and Payment.” The Fund may determine not to purchase any Common Stock because one or more conditions described in the section “The Offer – Conditions to the Offer” of this Offer to Purchase are not met.

With respect to the Offer, “Expiration Date” means 5:00 P.M., New York City time, on December 10, 2020, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Stockholders should consider the relative costs of tendering Common Stock at a 4% discount to NAV pursuant to the Offer and paying the fee charged by your broker or other Nominee Holder or selling Common Stock at the market price in the secondary market with the associated transaction costs. Except as described herein, withdrawal rights expire on the Expiration Date. The Fund does not currently contemplate extending the Offer or increasing the Common Stock covered by the Offer if more than the Offer Amount is tendered.

The Offer is being made to all Stockholders of Common Stock of the Fund and is not subject to the receipt of financing or upon any minimum number of shares of Common Stock being tendered in the Offer. The Offer is, however, subject to other conditions as described in “The Offer – Conditions to the Offer.”

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of shares of Common Stock being sought and, at the time that notice of such decrease is first published, sent or given to holders of Common Stock in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Common Stock.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Common Stock.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.

Tendering Stockholders will not be obligated to pay transfer taxes on the purchase of Common Stock by the Fund, except as set forth below. If payment of the purchase price is to be made to, or Common Stock not tendered or not purchased is to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Stock to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of November 2, 2020, the Fund had 19,540,585 outstanding shares of Common Stock. The Fund has been advised that no Directors or officers of the Fund currently intend to tender any Common Stock pursuant to the Offer.

2.	Extension of Tender Period; Termination; Amendment

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund elects to extend the tender period, the NAV for the Common Stock tendered will be computed as of the close of ordinary trading on the NYSE American on the new Expiration Date. During any such extension, all Common Stock previously tendered and not purchased or withdrawn will remain subject to the applicable Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Common Stock or, subject to applicable law, postpone payment for Common Stock upon the occurrence of any of the conditions specified in the section “The Offer – Conditions to the Offer” of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of shares of Common Stock tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Common Stock, or the Fund increases or decreases the number of shares of Common Stock being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Common Stock validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offer – Withdrawal Rights” of this Offer to Purchase, promptly after the Expiration Date of the Offer. In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Common Stock pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans and Proposals of the Fund; Regulatory Approvals.” For a description of the Fund’s right to terminate the Offer and not accept for payment or pay for Common Stock or to delay acceptance for payment or payment for Common Stock, see “The Offer – Extension of Tender Period; Termination; Amendment.”

For purposes of the Offer, the Fund shall be deemed to have accepted for payment tendered Common Stock when, as and if the Fund gives oral or written notice of its acceptance to the Depositary. The Fund will pay for Common Stock accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you. In all cases, payment for Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of such Common Stock via the Direct Registration System (“DRS”) (or of a confirmation of a book-entry transfer of such Common Stock into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer – Procedure for Tendering Common Stock”)), a properly completed and duly executed Letter of Transmittal or Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Common Stock and other required documents occurs at different times. For a description of the procedure for tendering Common Stock pursuant to the Offer, see “The Offer – Procedure for Tendering Common Stock.” Pursuant to the Offer, Common Stock that has been tendered and accepted for payment by the Fund will constitute authorized but unissued Common Stock.

Under no circumstances will the Fund pay interest on the consideration paid for Common Stock pursuant to the Offer, regardless of any delay in making such payment. If the Fund increases the consideration to be paid for Common Stock pursuant to the Offer, the Fund will pay such increased consideration for all Common Stock purchased pursuant to the Offer.

If any tendered Common Stock is not purchased pursuant to the Offer for any reason, other than as a result of the proration procedures described below, or if more Common Stock is submitted than is tendered, such unpurchased or untendered Common Stock will be returned to your account held through the DRS or, in the case of Common Stock tendered by book-entry transfer, via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

If more than the Offer Amount for the Fund is validly tendered and not withdrawn prior to the Expiration Date, the Fund will accept for payment and pay for only the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional shares of Common Stock) based on the number of shares of Common Stock properly tendered by each Stockholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker or other Nominee Holder. Unless otherwise indicated on the Letter of Transmittal, any properly tendered Common Stock that is not accepted for payment and paid for because of proration will be returned at our expense to you or to other persons at your discretion.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Common Stock, or is unable to accept for payment or pay for Common Stock pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Common Stock, and such Common Stock may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in the section “The Offer – Withdrawal Rights” of this Offer to Purchase.

The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 96% of the NAV as determined by the Fund at the close of regular trading on the NYSE on December 10, 2020, or such later date to which the Offer is extended.

If you own Common Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Common Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any such charges will apply. Such charges may exceed the transaction costs of selling your Common Stock in the secondary market on the NYSE American.

4.	Procedure for Tendering Common Stock

To tender Common Stock pursuant to the Offer, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (B) for Common Stock held at The Depository Trust Company, delivery of such Common Stock pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below)), in each case by the Expiration Date.

Stockholders whose Common Stock is registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Common Stock. Such Stockholders may need to inform their brokers or other Nominee Holders of any decision to tender Common Stock, and deliver any required materials, before 5:00 P.M., New York City time, on December 10, 2020. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Common Stock and to deliver any required materials to them in order to tender your Common Stock.

If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility (as defined below). Any documents delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

Book-Entry Delivery. The Depositary has established an account with respect to the Common Stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Common Stock by causing the Book-Entry Transfer Facility to transfer such Common Stock into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Common Stock may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase by the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Stock that is the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (i)(a) the Letter of Transmittal is signed by the registered holder(s) of the Common Stock tendered herewith exactly as the name of such holder(s) appears on the Direct Registration Account(s), (b) payment and delivery are to be made directly to such holder(s) and (c) such holder(s) have not completed the instruction entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Common Stock is tendered for the account of an Eligible Institution.

Back-up Withholding. Under the federal income tax law, the Depositary will be required to withhold 24% of any amounts otherwise payable to individual and certain non-corporate Stockholders pursuant to the Offer (“back-up withholding”). In order to avoid backup withholding, if you are such a Stockholder, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing, signing, and returning the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed and signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding and Reporting) prior to receipt of any payment.

Validity. The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Stock, and our determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders of Common Stock that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any defect or irregularity in any tender of Common Stock. The Fund’s interpretation of the terms and conditions of the Offer will be final and binding. None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Common Stock pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Common Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Common Stock complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Common Stock tendered, as specified in the Letter of Transmittal. The Fund’s acceptance for payment of Common Stock tendered by you pursuant to the Offer will constitute a binding agreement between the Fund and you with respect to such Common Stock, upon the terms and subject to the conditions of the Offer.

By submitting the Letter of Transmittal or making the book-entry transfer of Common Stock as described above, subject to, and effective upon, acceptance for payment of the Common Stock tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Common Stock in accordance with the terms of the Offer, the tendering Stockholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Common Stock that is being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Stock after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Common Stock (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Common Stock (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Stockholder, of the purchase price, (b) present such Common Stock (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Stock (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Stockholder with respect to such Common Stock (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Stockholder (and, if given, will not be effective.)

By submitting the Letter of Transmittal or making the book-entry transfer of Common Stock as described above, and in accordance with the terms and conditions of the Offer, the tendering Stockholder also shall be deemed to represent and warrant that: (a) the tendering Stockholder has full power and authority to tender, sell, assign and transfer the tendered Common Stock (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Stock after the Expiration Date); (b) when and to the extent the Fund accepts the Common Stock for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Common Stock (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Common Stock after the Expiration Date); and (d) the tendering Stockholder has read the Offer Documents and agreed to all of the terms of the Offer.

5.	Withdrawal Rights

If your Common Stock is registered directly in your name, you may withdraw tenders of Common Stock made pursuant to the Offer at any time prior to the Expiration Date. If your Common Stock is registered in the name of your broker or other Nominee Holder, you should contact such Nominee Holder and allow such Nominee Holder additional time to withdraw your tendered Common Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Stock. After the Expiration Date, such tenders are irrevocable, except that they may be withdrawn after January 11, 2021 unless such Common Stock is accepted for payment as provided in the Offer. If the Fund extends the period of time during which the Offer is open or are delayed in accepting for payment or paying for Common Stock pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on the Fund’s behalf, retain all Common Stock tendered, and such Common Stock may not be withdrawn except as otherwise provided in this section.

To withdraw tendered Common Stock, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Common Stock must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Common Stock to be withdrawn and the number of shares of Common Stock to be withdrawn and the name of the registered holder of Common Stock, if different from that of the person who tendered such Common Stock. If the Common Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Stock tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Stock. In addition, such notice must specify, in the case of Common Stock tendered by DRS transaction, the name of the registered holder (if different from that of the tendering Stockholder) and the number of shares of Common Stock to be withdrawn or, in the case of Common Stock tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Stock. Withdrawals may not be rescinded, and Common Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Stock may be re-tendered by again following one of the procedures described in “The Offer – Procedure for Tendering Common Stock” at any time prior to the Expiration Date. If your Common Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Stock.

The Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding. None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Material Tax Considerations

The following is a general discussion of the material federal income tax consequences of the Offer to holders of Common Stock whose stock is tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, Internal Revenue Service (the “IRS”) rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the federal income tax law. Examples are financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders. The discussion assumes that the tendered Common Stock is held as a “capital asset” within the meaning of Code section 1221.

Each Stockholder should consult its own tax advisor as to the particular federal income tax consequences to it of participating in the Offer and the applicability and effect of state, local or foreign tax laws.

The tax treatment of a holder that tenders its Common Stock in the Offer will depend on whether the Stockholder’s receipt of cash for Common Stock pursuant to the Offer is treated as a sale or exchange of the Common Stock or instead as a distribution with respect to the Common Stock that is actually or constructively owned by the holder.

U.S. Holders. As used herein, the term “U.S. Holder” means any Stockholder that is, for federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity treated as such that is created or organized in or under the laws of the United States, (3) any estate the income of which is subject to federal income taxation regardless of its source or (4) any trust the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons have the authority to control all substantial decisions.

Characterization of the Sale of Common Stock Pursuant to the Offer. The sale of Common Stock by a Stockholder pursuant to the Offer will be treated as a “sale or exchange” for federal income tax purposes only if the receipt of cash on the sale:

1.	is “substantially disproportionate” with respect to the Stockholder;

2.	results in a “complete redemption” of the Fund’s stock owned by the Stockholder; or

3.	is “not essentially equivalent to a dividend” with respect to the Stockholder.

In determining whether any of the above three tests is satisfied, a Stockholder must take into account not only stock that it actually owns but also stock that it constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a Stockholder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

1.	Substantially Disproportionate

The purchase of Common Stock pursuant to the Offer will be substantially disproportionate with respect to a Stockholder if the percentage of the Fund’s outstanding voting stock actually and constructively owned by the Stockholder immediately after the purchase is less than 80% of the percentage of the Fund’s voting stock owned by the Stockholder immediately before the purchase. In no event will a purchase of Common Stock be substantially disproportionate with respect to a Stockholder that owns 50% or more of the Fund’s total combined voting power immediately after the conclusion of the Offer.

2.	Complete Redemption

The purchase of Common Stock pursuant to the Offer will result in a complete redemption of a Stockholder’s equity interest if (i) all of the Fund’s stock actually owned by the Stockholder is sold pursuant to the Offer, (ii) all of the Fund’s stock constructively owned by the Stockholder is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the Stockholder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s stock that otherwise would be considered as constructively owned by the Stockholder and (iii) after the Fund’s stock is sold the Stockholder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s stock. Stockholders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

3.	Not Essentially Equivalent to a Dividend

The purchase of Common Stock pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Common Stock constitutes a “meaningful reduction” of the Stockholder’s interest. Whether the receipt of cash by a Stockholder who sells Common Stock pursuant to the Offer will result in such a meaningful reduction will depend upon the Stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a Stockholder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. Stockholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Assuming any of the above three tests is satisfied with respect to a sale of Common Stock by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Common Stock sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Common Stock sold was held for more than one year. Long-term capital gain of a U.S. individual or certain other non-corporate Stockholders (each, an “individual”) is subject to a maximum 20% federal income tax rate.

If none of the three tests is satisfied with respect to a sale of Common Stock by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder’s stock in an amount equal to the cash it receives pursuant to the Offer. The distribution will likely be treated as an ordinary income dividend, a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund’s current or accumulated earnings and profits, as determined under federal income tax principles. (Moreover, under certain circumstances, such treatment may result in a constructive dividend to a non-tendering Stockholder whose proportionate interest in the Fund’s earnings and assets has been increased by the tender of Common Stock.)

The maximum 20% federal income tax rates mentioned above applies to an individual’s “qualified dividend income.” However, the Fund’s dividends will only be treated as qualified dividend income for a U.S. Holder who is an individual to the extent of dividends it receives on stock of most U.S. and certain foreign corporations, and only if the Fund and the U.S. Holder each satisfies certain holding period and other restrictions with respect to the stock on which the Fund received the dividends and the U.S. Holder’s Common Stock, respectively. Dividends paid by real estate investment trusts (“REITs”), and dividends paid by a “regulated investment company” (such as the Fund) that are attributable to dividends received from REITs, generally are not qualified dividend income. Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the maximum 20% federal income tax rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund’s current or accumulated earnings and profits will reduce the U.S. Holder’s tax basis in its Common Stock until that basis is brought to zero and then as gain from the sale or exchange of such Common Stock. Any basis of a U.S. Holder in Common Stock surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund’s stock.

Foreign Holders. As used herein, the term “Foreign Holder” means any Stockholder other than a U.S. Holder. The following discussion does not address the federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of the Fund’s stock at any time; any such Foreign Holders should consult their own tax advisors regarding the federal income tax consequences of the Offer. Except as described below and subject to the discussions herein concerning backup withholding, a Foreign Holder will not be subject to federal income tax on gains realized on the sale of Common Stock pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% federal withholding tax, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable form(s), that the Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% (or lower treaty rate, if applicable) withholding tax, a Foreign Holder will be subject to federal income tax on the portion, if any, of a payment pursuant to the Offer that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States.

Foreign Holders should consult their own tax advisors regarding the application of the federal income tax law to their sale of Common Stock pursuant to the Offer.

Backup Withholding. Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain Stockholders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements. However, a non-resident alien or foreign entity not subject to backup withholding must give the Depositary a completed and signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals), Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity or Certain U.S. Branches for United States Tax Withholding and Reporting) prior to receipt of any payment.

A U.S. Holder must provide the Depository with a correct TIN or an adequate basis for exemption to avoid being subject to backup withholding at a rate of 24% imposed on the gross proceeds otherwise payable to the U.S. Holder pursuant to the Offer (regardless of the amount of gain, or loss, the U.S. Holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information. The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the tendering Stockholder. No information is provided as to the state, local or foreign tax consequences of the Offer. Stockholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering Common Stock under the Offer and the effect of the constructive ownership rules mentioned above.

7.	Price Range of Common Stock; Dividends

The Fund’s Common Stock is listed and traded on the NYSE American. The following table sets forth for the periods indicated the high and low closing sales prices per share of Common Stock on the NYSE American based on published financial sources.

	High	Low
2018
First Quarter	$11.83	$10.97
Second Quarter	$11.18	$10.82
Third Quarter	$11.00	$10.79
Fourth Quarter	$11.00	$9.19
2019
First Quarter	$11.36	$9.65
Second Quarter	$11.97	$11.29
Third Quarter	$12.09	$11.57
Fourth Quarter	$12.38	$11.81
2020
First Quarter	$12.72	$7.14
Second Quarter	$11.13	$8.30
Third Quarter	$11.46	$10.35

The closing price on the NYSE American of the Common Stock of the Fund on November 2, 2020 was $10.79 and the Fund’s NAV was $11.78, representing a discount of -8.40%. We urge you to obtain current market quotations for the Common Stock prior to tendering your shares.

Stockholders tendering Common Stock shall be entitled to receive all dividends and distributions declared (and for which a record date will have occurred) on or before the Expiration Date, but not yet paid, on Common Stock tendered pursuant to the Offer. The Board has or will declare a dividend or distribution with a record date occurring before the Expiration Date and, accordingly, holders of Common Stock purchased pursuant to the Offer will receive such dividend or distribution with respect to such Common Stock. The amount and frequency of dividends and distributions in the future will depend on circumstances existing at that time. Stockholders in the DRIP who want to tender all their Common Stock should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Common Stock received through the DRIP.

8.	Certain Information Concerning the Fund.

The Fund’s principal executive offices are located at 1290 Avenue of the Americas, New York, NY 10104, telephone: (877) 461-1899.

Available Information about the Fund. The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s directors and officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549-0609. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Fund Agreements.

Neuberger Berman Investment Advisers LLC (“NBIA”) acts as the investment manager for the Fund pursuant to a management agreement.

The Fund also is a party to certain other service agreements. The Fund has an administration agreement with NBIA that provides that NBIA shall supervise the business and affairs of the Fund and shall provide such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund. American Stock Transfer & Trust Company, LLC serves as the Fund’s transfer agent, registrar, and dividend paying agent. State Street Bank and Trust Company (“State Street”) serves as the custodian for the Fund.

9.	Source and Amount of Funds

The actual cost of the Offer to the Fund cannot be determined at this time because the number of shares of Common Stock to be purchased will depend on the number tendered, and the price will be 96% of the NAV on December 10, 2020, or such later date to which the Offer is extended. If the NAV on that date were the same as the NAV on November 2, 2020, and if the Offer Amount for the Fund is purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $55,251,004.

The Fund intends to use cash on hand and also may sell portfolio securities to pay the purchase price for Common Stock tendered. The Board believes that the Fund has monies, either as cash or through the sale of portfolio securities, to purchase the Common Stock that may be tendered pursuant to the Offer. However, if, in the judgment of the Board, there are not sufficient monies to pay for tendered Common Stock, the Fund may terminate the Offer. See “The Offer – Conditions to the Offer.”

10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock.

The business address of the Directors and executive officers of the Fund is 1290 Avenue of the Americas, New York, New York 10104. As of October 30, 2020, the Directors and executive officers of the Fund did not beneficially own any Common Stock except for George W. Morriss, Director of the Fund, who owned 4,669 shares of Common Stock. The Common Stock held by Mr. Morriss constitutes less than 1% of the outstanding Common Stock of the Fund.

Based upon the Fund’s records and upon information provided to the Fund by its Directors and executive officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, has effected any transactions in the Common Stock except for distribution reinvestment, during the sixty day period prior to the date hereof.

To the best of the Fund’s knowledge, none of the Fund’s executive officers, Directors, or affiliates currently intends to tender Common Stock, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

As previously announced, NBIA has entered into a standstill agreement with Saba Capital Management, L.P. (“Saba”). Under the standstill agreement, NBIA agreed to recommend that the Fund conduct the Offer, among other matters, and Saba agreed to (1) tender in the Offer all of the shares of Common Stock of which Saba or certain of its affiliates is the beneficial owner; (2) be bound by certain standstill covenants; and (3) generally seek to cause its shares of Common Stock to be voted on proposals submitted to Stockholders in accordance with the recommendation of the Board. The standstill agreement has been filed with the SEC and is available to Stockholders through the SEC’s Edgar website.

Except as set forth in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or directors, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offer.

Effect on NAV and Consideration Received by Tendering Stockholders. To pay the aggregate purchase price of Common Stock accepted for payment pursuant to the Offer, the Fund anticipates using cash on hand and also may sell portfolio securities.

If the Fund is required to sell portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per share of Common Stock to be paid in the Offer will be dependent upon the NAV as determined on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Stockholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per share of Common Stock for non-tendering Stockholders.

Stockholders should note that the Offer may result in accretion to the Fund’s NAV following the Offer, due to the fact that the tender price would represent a 4% discount to the Fund’s NAV at that time. There is no guarantee that the potential accretion to the Fund’s NAV will offset any decline in its NAV as discussed above and the expenses of the Offer.

The Fund may sell portfolio securities during the pendency of the Offer to raise the cash for the purchase of Common Stock. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with the Fund’s ability to meet its investment objective.

The Fund is required by law to pay for tendered Common Stock it accepts for payment promptly after the Expiration Date of the Offer. Because the Fund will not know the number of shares of Common Stock tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Common Stock. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Common Stock tendered, it may extend the Offer to allow additional time to raise sufficient cash.

Reduction in Shares Outstanding. The Fund’s purchase of Common Stock in the Offer will reduce the number of shares of Common Stock outstanding that might otherwise trade publicly and may reduce the number of Stockholders. Assuming the Offer is fully subscribed, the Fund will have 14,655,439 shares of Common Stock outstanding following the purchase of Common Stock tendered in the Offer. The actual number of shares of Common Stock outstanding will depend on the number of shares of Common Stock tendered and purchased in the Offer. This may reduce the volume of trading in the Common Stock and make it more difficult to buy or sell significant amounts of Common Stock without affecting the market price, which could adversely affect continuing Stockholders.

The Common Stock currently constitutes “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Stock as collateral when certain conditions are met. The Fund believes that, following the purchase of Common Stock pursuant to the Offer, the Common Stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Stock Exchange Listing. Common Stock the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for the Fund to issue without further Stockholder action (except as required by applicable law or the rules of the NYSE American or any other securities exchange on which the Common Stock is then listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business and the satisfaction of obligations under existing or future compensation programs for Directors.

Effect on Registration. As noted earlier, the Common Stock is registered under the 1940 Act and the Exchange Act, which requires, among other things, that the Fund furnish certain information to its Stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of the Stockholders. The Fund believes that its purchase of Common Stock pursuant to the Offer will not result in deregistration of the Common Stock under the 1940 Act or the Exchange Act. Moreover, the Offer also allows Stockholders to sell a portion of their Common Stock while retaining a continuing equity interest in the Fund.

Recognition of Capital Gains. As noted, the Fund may be required to sell portfolio securities to pay the purchase price for Common Stock tendered pursuant to the Offer. If the Fund’s tax basis in the securities so sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to Stockholders of record (reduced by net capital losses realized during the taxable year in which those sales occurred, if any, and available capital loss carryovers that are not applied to other net capital gains realized during that year) following the end of that year (October 31). This recognition and distribution of net gains, if any, would have two negative consequences: first, Stockholders that receive those distributions would be required to pay taxes on a greater amount of capital gain dividends than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional net capital gains. This could adversely affect the Fund’s performance. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio securities at the time that the Fund is required to liquidate securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the gains may be realized on securities the Fund held for one year or less, the distributions of which would generate income taxable to the Stockholders at ordinary income rates.

Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of tendered Common Stock pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See “The Offer – Material Tax Considerations.”

Effect on Remaining Stockholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Common Stock by the Fund pursuant to the Offer will have the effect of increasing the proportionate equity interest in the Fund of non-tendering Stockholders, and thus, in the Fund’s future earnings and assets. Stockholders may be able to sell non-tendered Common Stock in the future on the NYSE American or otherwise at a net price as high as or higher than the Per Share Amount. On November 2, 2020, the NAV of the Fund was $11.78 and the market price was $10.79, representing a discount of -8.40%. The Fund can give no assurance, however, as to the price at which a Stockholder may be able to sell their Common Stock in the future.

All Stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Common Stock, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of shares of Common Stock repurchased, and may have an adverse effect on the Fund’s investment performance.

Possible Proration. If greater than the Offer Amount for the Fund is tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Common Stock tendered on a pro rata basis (with appropriate adjustment to avoid purchase of fractional shares of Common Stock). Accordingly, Stockholders cannot be assured that all of their tendered Common Stock will be repurchased.

12.	Purpose of the Offer

The Fund is making the Offer to provide Stockholders with an alternate source of liquidity. In approving the Offer, the Board considered a number of factors, including: the economic condition of the investment markets; that the Offer could increase liquidity for Stockholders in a manner that balances the interests of tendering and non-tendering Stockholders; that the Offer could provide Stockholders with the opportunity to tender all or a portion of their shares of Common Stock at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Stockholders who remain invested in the Fund; that the Offer may assist in narrowing the discount to NAV at which the shares of Common Stock trade; the results of the Fund’s 2019 Annual Meeting of Stockholders, where Stockholders voted to approve a non-binding proposal asking the Board to consider a self-tender offer; that NBIA believed the Offer should enhance Stockholder value; and that NBIA recommended the Offer to the Board in connection with entering into a standstill agreement with Saba. In evaluating NBIA’s recommendation, the Board considered whether the Offer would be consistent with the investment and other policies of the Fund; the potential impact the Offer may have on the asset size and expenses of the Fund; and the potential impact of the Offer on the Fund’s ability to implement its investment strategies, achieve its investment objective and maintain its leverage.

The Board also considered that the Offer could have a potential long-term, positive impact on the Fund’s expense ratio if the Offer deters future proxy contests or other disruptive activities. In addition, the Board considered the Offer in light of the other steps the Fund has taken or might take to increase liquidity and enhance Stockholder value. After considering these and other factors, none of which standing on its own was dispositive, the Board concluded that a tender offer is in the best interests of the Fund and its Stockholders and therefore determined to effect this Offer.

There can be no assurance that the Offer will reduce or eliminate any spread between market price and the NAV of the Fund’s Common Stock. The market price of the Fund’s Common Stock will be determined by, among other things, the relative demand for and supply of Common Stock in the market, the Fund’s investment performance, the Fund’s distributions and yields and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. Historically, tender offers have resulted in only a temporary reduction, if any, to the discount. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might be the case if there were no tender offer. Consistent with their fiduciary obligations, in addition to the Offer, the Board will continue its broad review of potential actions that may benefit the Fund and the Stockholders. Therefore, the Fund cannot assure you that it will make a tender offer in the future.

Neither the Fund nor its Board makes any recommendation to any Stockholder as to whether to tender or refrain from tendering any or all of such Stockholder’s Common Stock and has not authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Common Stock and, if so, how many shares of Common Stock to tender.

13.	Conditions to the Offer

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Directors, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Stock from the NYSE American; (b) impair the Fund’s status as a “regulated investment company” under the Code (which would make the Fund subject to federal income tax on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there is any (a) material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE American or other national securities exchange(s); (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (d) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Fund or the Stockholders if tendered Common Stock was purchased. The Directors may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Stock tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14.	Plans or Proposals of the Fund; Regulatory Approvals

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); any material changes in the Fund’s present capitalization (except as resulting from the Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

Except as described in this Offer to Purchase, the Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Common Stock as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Common Stock as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Stock tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Common Stock under the Offer is subject to various conditions. See “The Offer – Conditions to the Offer.”

15.	Fees and Expenses

The Fund has retained AST Fund Solutions, LLC to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Common Stock by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and will be reimbursed for certain reasonable out-of-pocket expenses and indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Stock pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Stock in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offer – Certain Information Concerning the Fund” of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

Neuberger Berman High Yield Strategies Fund Inc.

November 10, 2020

The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below. If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its addresses and relevant telephone number set forth below. You may also contact your broker or other Nominee Holder for assistance concerning the Offer.

The Information Agent for the Offer is:
AST Fund Solutions, LLC
55 Challenger Road, 2nd Floor
Ridgefield Park, NJ 07660

All Stockholders Call Toll Free: (877) 478-5039

The Depositary for the Offer is:
American Stock Transfer & Trust Company, LLC

If Delivering By Mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Toll-free: (877) 248-6417
Phone: (718) 921-8317
Fax: (718) 234-5001

If Delivering By Hand, Express Mail, Courier or Any Other Expedited Service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

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